                               UNAUDITED PRO FORMA
                     COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial statements give effect to the merger based on an exchange ratio of 15.17064 shares of common stock and stock options of ITI Technologies, Inc. ("ITI") for all of the issued and outstanding common stock and stock options of SLC Technologies, Inc. ("SLC"). In addition, under the terms of the Cash Election, the shareholders of ITI exchanged approximately 50% of the common stock and stock options outstanding prior to the transaction for cash of $174,500,000. Upon completion of the transaction on May 2, 2000, Berwind Group Partners, the stockholder of SLC, owned approximately 15.2 million shares, or 78% of common stock, of the combined company. In accordance with generally accepted accounting principles, the combined company will account for the merger using the purchase method of accounting as a reverse merger, since Berwind Group Partners obtained a controlling interest in ITI. Consequently, ITI is treated as being acquired by SLC for accounting purposes. Accordingly, the unaudited pro forma financial information presented reflects the historical financial statements of SLC with purchase accounting being applied to the financial statements of ITI. The total estimated purchase price of ITI of $293,300,000 for accounting purposes was computed based on the following:

     - The trading price of ITI common stock of $24.1875 on May 2, 2000 (the closing date of the transaction) for approximately 50% of the outstanding shares of ITI common stock and stock options (see additional discussion in the notes to the unaudited pro forma combined condensed financial statements),

     - The cost of the exchange of ITI common stock and options of $174,500,000 based on a cash price of $36.50 per share, and

     -    The estimated direct expenses of the transaction.

The unaudited pro forma combined condensed balance sheet assumes the merger took place on December 31, 1999. The unaudited pro forma combined condensed statements of income present SLC's historical combined condensed statements of income for the year ended December 31, 1999 with ITI's condensed statements of income for the same period adjusted to give effect to the transactions as if the merger occurred on January 1, 1999. The unaudited pro forma combined condensed financial statements presented herein reflect the adjustments for:

     - The estimated allocation of purchase price to the assets acquired, including goodwill and other identifiable intangibles,

     - The effect of recurring charges related to the merger, primarily the amortization of goodwill of $86,500,000 over 20 years and other intangibles of $127,700,000 principally acquired technology over periods from 12 to 18 years and trademarks and other intangible assets over periods from 7 to 20 years, and interest expense related to the financing for the transaction, and

     -    The related income tax effects.

The adjustments are based on currently available information and certain estimates and assumptions. However, the final determination of the purchase price and ultimate purchase price allocation are not expected to have a material impact on the results of operations of the combined company. Management of ITI and SLC believe that the assumptions provide a reasonable basis for presenting the significant effects of the contemplated transaction and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma combined condensed financial statements.

The unaudited pro forma combined condensed financial statements do not reflect any expected revenue or cost synergies as a result of the merger. SLC and ITI management are reviewing certain opportunities to reduce combined costs and plan to eliminate duplicative operations. SLC and ITI management estimate that cost savings in the first twelve months are expected to be approximately $10,000,000. Manufacturing economies of scale through streamlined plan operations are not included in this valuation and are expected to provide incremental savings during the second year following the merger. The unaudited pro forma combined condensed statement of income does not reflect the non-recurring charges directly associated with the transaction related to the write-off of the fair value of in-process research and development projects estimated to be $37,800,000 and excess of the fair value over the historical cost assigned to inventories in the purchase price allocation. The in-process research and development is based on projects currently in process and will be written off in the second quarter of 2000 by the combined company. The purchase price assigned to inventories will be charged to cost of sales as the related inventory is sold. It should be noted that the 1999 results of ITI include a $4,104,000 (after-tax amount of $2,626,600) charge associated with the write-off of previously capitalized patent defense costs. In addition, the 1999 annual results of SLC include $2,835,000 (after-tax amount of $1,814,000) of management fees charged by Berwind Corporation. SLC and ITI management believe that the expenses associated with the management fees will cease after the merger, as the combined company has the organization in place to provide the services formerly provided by Berwind Corporation. Under the purchase accounting method, goodwill and other identifiable intangibles in amounts estimated to be approximately $199,100,000 (including SLC historical goodwill) and $142,700,000, respectively, are capitalized and amortized over their useful lives, which are estimated to be 20 years for goodwill and 7 to 20 years for other intangible assets. The fair market value of ITI's in process research projects is being determined utilizing a discounted cash flow income approach at a discount rate of 18.5% to 28.5% based on the nature of the project and the estimated stage of completion. The final charge for in-process research and development will equal its estimated current fair value based on risk adjusted cash flows of specifically identified technologies for which technological feasibility has not yet been established and alternative future uses do not exist as of the date of the merger. The unaudited pro forma combined condensed financial statements for the year ended December 31, 1999, includes non-cash expenses for amortization of goodwill and intangible assets, with diluted earnings per share effects of $.98.

The unaudited pro forma combined condensed financial statements are not necessarily indicative of either the financial position or results of operations which would have been achieved had the merger been consummated on the dates described above and should not be construed as representations of future operations. In addition, the unaudited pro forma combined condensed financial statements do not present the pro forma effect of SLC's 1999 acquisitions of Impac Technologies, Inc., Cosmotron AB and Tecom Systems Pty Ltd., as these acquisitions were not significant individually or in the aggregate.

These unaudited pro forma combined condensed financial statements are based on, and should be read in conjunction with, the historical financial statements and the related notes of SLC and ITI.

                                COMBINED COMPANY

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                DECEMBER 31, 1999

                                                                                                  Pro Forma           Pro Forma
                                                              SLC                 ITI            Adjustments           Combined
                                                         -------------       -------------      -------------       -------------
                                                                                      (in millions)
                      ASSETS
CURRENT ASSETS:
   Cash ...........................................      $        21.6       $         9.7      $        --         $        31.3
   Accounts receivable ............................               78.2                20.0               --                  98.2
   Inventories ....................................               40.5                23.9                4.2 (a)            68.6
   Prepaid expense and other current assets .......                9.0                10.4                6.6 (b)            26.0
                                                         -------------       -------------      -------------       -------------
         Total current assets .....................              149.3                64.0               10.8               224.1

PROPERTY & EQUIPMENT ..............................               33.0                13.1                1.2 (c)            47.3

GOODWILL ..........................................              114.1                26.8               58.2 (d)           199.1

IDENTIFIABLE INTANGIBLE ASSETS:
   Acquired technology ............................               11.6                 2.3               77.9 (d)            91.8
   Trademarks and other intangible assets .........                3.4                13.2               34.3 (d)            50.9

NOTES RECEIVABLE ..................................               --                  12.7               --                  12.7

OTHER ASSETS ......................................                6.5                --                  3.0 (e)             9.5
                                                         -------------       -------------      -------------       -------------

                                                         $       317.9       $       132.1      $       185.4       $       635.4
                                                         =============       =============      =============       =============

                   LIABILITIES AND
                 SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable ...............................      $        36.4       $         5.7      $        --         $        42.1
   Accrued liabilities ............................               42.2                 6.3               --                  48.5
   Other short term liabilities ...................               --                  --                 --                    --
                                                         -------------       -------------      -------------       -------------
         Total current liabilities ................               78.6                12.0               --                  90.6

LONG-TERM DEBT, net of current portion ............               71.3                --                183.5 (g)           254.8

OTHER LONG-TERM LIABILITIES .......................                1.1                 5.7               42.8 (f)            49.6
                                                         -------------       -------------      -------------       -------------

         Total liabilities ........................              151.0                17.7              226.3               395.0
                                                         -------------       -------------      -------------       -------------

STOCKHOLDERS' EQUITY
   Common stock ...................................               --                   0.1                 0.1 (h)            0.2
   Additional Paid-in Capital .....................              107.5                80.0                31.1 (j)          218.6
   Retained earnings ..............................               67.3                49.7               (87.5) (i)          29.5
   Cumulative translation adjustment ..............               (7.9)               --                  --                 (7.9)
   Treasury stock, at cost ........................               --                 (15.4)               15.4 (j)           --
                                                         -------------       -------------       -------------       ------------
         Total stockholders' equity ...............              166.9               114.4               (40.9)             240.4
                                                         -------------       -------------       -------------       ------------

                                                         $       317.9       $       132.1       $       185.4       $      635.4
                                                         =============       =============       =============       ============

                  See accompanying notes to unaudited pro forma
                    combined condensed financial statements.

                                COMBINED COMPANY

                               UNAUDITED PRO FORMA
                     COMBINED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999


                                                                                      Pro Forma          Pro Forma
                                                          SLC             ITI        Adjustments         Combined
                                                     -------------   -------------  - ----------       --------------
                                                                      (in millions, except share data)

SALES..........................................      $       427.8   $       121.6   $     --          $        549.4

COST OF SALES..................................              240.8            64.4          0.1 (k)             305.3
                                                     -------------   -------------   ----------        --------------

         Gross profit..........................              187.0            57.2         (0.1)                244.1

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...              109.8            23.9         (1.3) (1)            132.4

RESEARCH AND DEVELOPMENT EXPENSE...............               17.1             8.8         --                    25.9

AMORTIZATION OF INTANGIBLES....................                9.2             1.4         11.7 (m)              22.3

PATENT LITIGATION COSTS                                       --               4.1         --                     4.1

MANAGEMENT FEE.................................                2.8            --           --                     2.8 (p)
                                                     -------------   -------------   ----------        --------------

         Operating income......................               48.1            19.0        (10.5)                 56.6

OTHER:
   Other, net..................................               (1.7)           --           --                    (1.7)
   Interest (income) expense...................                4.6            (1.9)        16.3 (n)              19.0
                                                     -------------   -------------   ----------        --------------

         Income before income taxes............               45.2            20.9        (26.8)                 39.3

PROVISION (BENEFIT) FOR INCOME TAXES...........               19.4             7.5         (8.6) (o)             18.3
                                                     -------------   -------------   ----------        --------------

NET INCOME.....................................      $        25.8   $        13.4   $    (18.2)       $         21.0
                                                     =============   =============   ==========        ==============

EARNINGS PER SHARE:
   Basic.......................................      $       25.74   $        1.58                     $         1.08
   Diluted.....................................      $       25.58   $        1.52                     $         1.07

WEIGHTED AVERAGE SHARES OUTSTANDING:
     Basic.....................................          1,000,000       8,453,000                         19,397,000
     Diluted...................................          1,006,000       8,803,000                         19,663,000

                  See accompanying notes to unaudited pro forma
                    combined condensed financial statements.

                                COMBINED COMPANY

                      NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS


In accordance with the purchase method of accounting, the total purchase price was allocated to ITI's assets and liabilities based upon their relative fair values. Allocations are subject to valuations as of the date of the merger based upon appraisal and other studies which are not yet completed. The purchase price and preliminary allocation of the purchase price to assets purchased and liabilities assumed are as follows:

                                                                   (table in
                                                                    millions)
                                                                 -------------
Cash redemption of 50% of common shares at $36.50 per share....  $       155.8
Buy-out of 50% of stock options................................           18.7
Fair value of remaining common shares at $24.1875..............          103.3
Fair value of remaining options (1)............................            7.9
                                                                 -------------
Purchase price.................................................          285.7
Acquisition costs..............................................            7.6
                                                                 -------------


               Total estimated purchase price..................  $       293.3
                                                                 =============

Historical net book value of ITI...............................  $       114.4
Elimination of historical goodwill.............................          (26.8)
Inventory write-up.............................................            4.2
In-process research and development............................           37.8
Estimated write-up of property and equipment...................            1.2
Tax benefit on options cashed-out..............................            6.6
Deferred income taxes..........................................          (42.8)
Acquired technology............................................           77.9
Trademarks and marketing assets................................           34.3
Goodwill.......................................................           86.5
                                                                 -------------
                                                                 $       293.3
                                                                 =============

(1) The fair value of the options was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield - - 0%; expected volatility - 34.25%, risk free interest rate - 6.196%; and expected life - 5 years.

The above total estimated purchase price was computed based on: (1) the trading price of approximately 50% of the outstanding shares of ITI common stock and stock options at the Effective Time (for purposes of the accompanying unaudited pro forma combined condensed financial statements, the closing price of ITI common stock as reported on the Nasdaq National Market on May 2, 2000 of $24.1875 has been used), (2) the cost of the exchange of ITI common stock and options of $174,539,000 ($36.50 per share for each outstanding share exchanged and $36.50 per option share, net of the exercise price, for each option), and (3) the direct expenses of the merger.

The unaudited pro forma combined condensed balance sheet and statement of income give effect to the following pro forma adjustments:

(a) Reflects the write-up of inventories to estimated fair market value in the amount of $4,200,000 in accordance with APB No. 16. This fair market value inventory adjustment is excluded from the unaudited pro forma combined condensed statement of income due to the non-recurring nature of this expense.

(b) Represents the deferred tax benefit generated on the cash-out of ITI management options in connection with the merger. The weighted average exercise price of these options was used in determining the value of the related tax benefit.

(c) Represents the write-up of property, plant, and equipment to estimated fair value at the balance sheet date in accordance with APB No. 16.

(d) Represents goodwill and other identifiable intangible assets resulting from the merger. Goodwill will be amortized based on a 20-year life. For valuation purposes, identifiable intangible assets of ITI have been broken down into five distinct groupings, namely:

     - Core technology, which represents technology developed by ITI that is used in many of the products that constitute ITI's current product line and is anticipated to be used in future products under development by ITI. The core technology of ITI consists of the knowledge ITI has developed and the inventions ITI has made relating to its products, including its supervised radio technology, Learn Mode technology, technology relating to ITI's touch-phone telephone user interface, digitized voice technology and the interactive capabilities of ITI's security systems.

     - Product specific technology, which represents technology unique to existing products, including software, unique product features, inventions and other technology, that is generally useful only during the life cycle of the specific product. Likewise, many product families have unique product features and technology, including the Magic Key feature and technology, which is unique to the Commander product family, meter reading technology, which is unique to the CareTaker product family, distance training technology, which is unique ITI's RF Access product, and the pin point technology unique to ITI's Pin Point hardwire loop identification product.

     - Trademarks and trade names, which represent the market goodwill associated with the existing trademarks and trade names of ITI, which serve to identify the source of products manufactured by ITI. Examples include the "ITI" and "CADDX" trademarks, which have been in use since 1983 and 1984, respectively. ITI also has other long standing trademarks that are associated with its products, including

          "CareTaker," "SX-V," "Regency," "Commander," "Interrogator," "Magic Key," "Security Pro, " "SuperBus," "UltraGard," "Simon" and "Quik Bridge."

     - Customer base, which represents ITI's portfolio of active customers. The value of the customer base is derived by estimating the costs that would be incurred to establish a customer relationship, which is then multiplied by the number of active customers that existed at the appraisal date.

     - Workforce, which represents the entire group of employees working for ITI at the time of acquisition. The value of the workforce is derived by estimating the cost to replace the employees. The replacement, or assemblage cost reflects the expenses that would be normally incurred to recruit and train new personnel to reach the productivity level possessed by the existing personnel as an effective and cohesive group. Among the factors considered are, as applicable, the availability of replacement personnel, degree of specialization of people in the organization, salary and fringe benefits, other compensation, search fees and expenses, travel and temporary living expenses, relocation costs, and nonproductive time during a training period. The summation of all the assemblage costs represents the total replacement cost of the assembled work force.

          A summary of the significant components of identifiable assets of ITI and the related estimated useful lives follows:

                                                 Fair Value        Useful Lives
                                                 ----------        ------------
Technology
   Core technology...........................    $   49,500          18 years
   Product specific technology...............        30,700          12 years

Trademarks and Other Intangible Assets
   Trade names - trademarks..................        35,200          20 years
   Customer base.............................         4,600           7 years
   Work force................................         7,700           7 years


        A useful life of 18 years has been selected for amortization of core technology based upon ITI's experience and current expectations for the future. ITI was incorporated in 1980. Much of the technology developed by ITI in the early 1980s is still being utilized in its products today and management expects that such technology will continue to be utilized for the foreseeable future. Wireless security systems have existed for over 30 years. ITI, however, was the first to introduce supervised wireless security systems with the introduction of the SX product line in 1983. ITI's supervised radio technology, which made wireless security systems a technically acceptable installation solution, was developed in the early 1980s and is still in use throughout ITI's wireless product line today. Likewise, the interactive capabilities that ITI developed for its wireless security systems over 17 years ago are still in use today. ITI management expects to utilize both the supervised radio technology and the interactive capabilities developed in the early 1980s for the foreseeable future. In 1988, ITI patented its Learn Mode technology, which enables control panels to automatically "learn" the identity and type of each factory-programmed sensor in its systems. ITI first introduced products utilizing its Learn Mode technology in 1990 and anticipates utilizing this technology for the foreseeable future. Other core technology has been developed over the years, some of which is documented in the 21 United States patents held by ITI covering various security system technology. Seven of these patents were issued prior to 1990 and management currently expects to utilize much of this technology for the foreseeable future.

        A useful life of 12 years has been selected for amortization of product specific technology based upon ITI's experience and current expectations for the future. Product specific technology is included in ITI's existing wireless, hardwire and hybrid security control panels, fire systems, a wide array of wireless and hardwire sensors, and other peripheral devices and products. The life of product specific technology is tied to the life cycle of the specific product. The SX product line was first introduced in 1983 and is still sold by ITI 17 years later. Various other ITI products have been on the market for 12 or 13 years. ITI management expect that, on average, its existing products will have a market life of at least 12 years.

        A useful life of 20 years has been selected for amortization of ITI's trademarks and trade names. ITI has been in business since 1981 and has used the ITI and CADDX trademarks since the early 1980s. Both of these trademarks are widely recognizable and have significant following and value in the industry. ITI also has other long standing trademarks, which it expects to derive value from for at least 20 years.

        Given the technological nature of ITI's products and the level of competition in the industry, useful lives will be reevaluated in each reporting period.

        The estimated fair value of core technology, product specific technology and in-process research and development, based upon currently available data and third party appraisals utilizing a discounted cash flow income approach, are $49,500,000, $30,700,000 and $37,800,000, respectively.
        The significant assumptions used to value these components of technology include the revenues which the current products and products under development are projected to generate, the cost structure inherent in manufacturing, marketing and selling the products, and the discount rates (of 18.5% to 28.5%) used to discount to present value the cash flows projected for each product. The value of the in-process research and development is based on the existing stage of development of the projects and does not contemplate developments expected to occur after the merger.

(e) Represents debt acquisition costs incurred in connection with obtaining the credit facilities to finance the transaction. (See (g) below). The debt acquisition costs are being amortized over the life of the facility. The amortization is included in interest expense.

(f) Reflects the deferred taxes provided at the statutory rate of 36% recorded on the write-up of the acquired assets to fair market value, net of ITI's previously recorded tax liability related to intangible assets. The net accumulated earnings of foreign subsidiaries at December 31, 1999 were $46,237,000. All of these earnings are considered permanently reinvested.


(g) Reflects borrowings of $183,500,000 under bank facilities, the proceeds of which were used to finance the acquisition of ITI shares, the buy-out of ITI stock options, and debt issue and other direct costs of the merger. The bank facilities include a $225,000,000 revolving credit facility due in 5 years and a $100,000,000 term loan due in quarterly installments over 5 years. Interest on these borrowings is payable at the Prime Rate, Federal Funds Effective Rate or LIBOR, plus applicable spreads.

(h) As of December 31, 1999, ITI had outstanding 8,536,000 shares of common stock. Pursuant to the merger Agreement, ITI would issue 15,170,640 shares of common stock in exchange for all of the outstanding shares of SLC common stock. The adjustment to common stock reflects the issuance of 15,170,640 shares with a par value of $.01 and the elimination of SLC common stock.

(i) Represents the elimination of ITI historical retained earnings and the charge to write-off the fair value of in-process research and development projects upon the completion of the merger, which is currently estimated to be $37,800,000. This adjustment is excluded from the unaudited pro forma combined condensed statement of income due to the non-recurring nature of this expense.

(j) Represent the assumed retirement of treasury shares and the adjustment to record the stock issued to effect the merger, computed as follows.

                                                            (table in
                                                             millions)
                                                            ---------
Fair value of shares and options........................    $   111.1
Historical ITI..........................................        (80.0)
                                                            ---------
                                                            $    31.1
                                                            =========


(k) Represents the additional depreciation expense to be included in cost of sales based on the estimated write-up of property, plant and equipment to fair value.

(l) Represents: (i) the additional depreciation (not included in cost of sales) as a result of the write up of property, plant and equipment to fair market value, (ii) the elimination of a commission paid to a Domestic International Sales Corporation (DISC) maintained by Berwind Group Partners, the stockholder of SLC, on intercompany sales to foreign affiliates which will be terminated at the completion of the transaction, and (iii) compensation expense to be recognized over the three-year vesting period for 17,500 options (which will be converted into 265,486 options to purchase ITI common stock) which were previously granted to

       SLC's management with an exercise price equal to a 50% discount to the trading price ($24.1875 per share):

                                                        December 31,
                                                            1999
                                                          (table in
                                                          millions
                                                        ------------
Depreciation expense...............................     $       0.1
Commission paid to DISC............................            (2.4)
Compensation expense...............................             1.0
                                                        -----------
                                                        $      (1.3)
                                                        ===========


     The commission was paid to the DISC under the terms of a related party tax agreement which will be eliminated pursuant to the terms of the merger agreement and by matter of tax law. The related tax benefit recognized in SLC's financial statements has also been eliminated in the accompanying pro forma financial statements (see footnote (o)).

(m) Represents the amortization of goodwill and other intangibles over their estimated useful lives (see note (d)). Goodwill and other intangibles and the related amortization expense are subject to possible adjustment resulting from the completion of the final purchase price adjustments and the valuation analysis.

(n) Reflects the adjustment to interest expense based on a current market rate of 8.01% related to the $183,500,000 of bank debt incurred to fund the transaction (see note (g)) and the SLC debt refinanced with proceeds from a new bank facility. A 1% increase (decrease) in interest rates would increase (decrease) pro forma net income by $1,696,000.

(o) The net tax benefit on the pro forma income statement adjustments outlined in (k) through (n) above after giving effect to the non-deductible goodwill amortization.

(p) The 1999 unaudited pro forma combined condensed statements of income include a management fee charged by Berwind Corporation. Upon completion of the merger, the contract for management services with Berwind Corporation terminated. As such, SLC and ITI management believe that the expenses associated with these fees will not be incurred in future periods as the combined company has the infrastructure in place to provide the services previously provided by Berwind Corporation. The unaudited pro forma diluted earnings per share effect of the management fees in the December 31, 1999 combined condensed statements of income was $0.09.